Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

June 30, 2015

Enable Midstream Partners, LP

One Leadership Square

211 North Robinson Avenue, Suite 150

Oklahoma City, Oklahoma 73102

CenterPoint Energy Resources Corp.

1111 Louisiana

Houston, Texas 77002

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) of Enable Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and CenterPoint Energy Resources Corp. (“CERC”), a Delaware corporation, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of (i) the offering and issuance of $500 million aggregate principal amount of the Partnership’s 2.400% Senior Notes due 2019 (the “2019 Exchange Notes”), $600 million aggregate principal amount of the Partnership’s 3.900% Senior Notes due 2024 (the “2024 Exchange Notes”), and $550 million aggregate principal amount of the Partnership’s 5.000% Senior Notes due 2044 (the “2044 Exchange Notes” and, together with the 2019 Exchange Notes and 2024 Exchange Notes, the “Exchange Notes”), to be offered by the Partnership in exchange (the “Exchange Offer”) for a like principal amount of the Partnership’s issued and outstanding 2.400% Senior Notes due 2019 (the “2019 Private Notes”), 3.900% Senior Notes due 2024 (the “2024 Private Notes”) and 5.000% Senior Notes due 2044 (the “2044 Private Notes” and, together with the 2019 Private Notes and 2024 Private Notes, the “Private Notes”) and (ii) the guarantees (the “Guarantees”) of CERC as to collection of the 2019 Exchange Notes and the 2024 Exchange Notes, certain legal matters in connection with the Exchange Notes and the related Guarantees are being passed upon for the Partnership and CERC by us. The Exchange Notes and the related Guarantees are to be issued under an indenture, dated as of May 27, 2014, between the Partnership and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by a First Supplemental Indenture, dated as of May 27, 2014, among the Partnership, CERC and the Trustee (as so amended and supplemented, the “Indenture”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

Enable Midstream Partners, LP CenterPoint Energy Resources Corp.	June 30, 2015

In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Second Amended and Restated Agreement of Limited Partnership of the Partnership and the Certificate of Limited Partnership of the Partnership, each as amended to the date hereof, (ii) the Second Amended and Restated Limited Liability Company Agreement of Enable GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the Certificate of Formation of the General Partner, each as amended to the date hereof, (iii) the Bylaws of Reliant Energy Resources Corp. and the Certificate of Incorporation of Reliant Energy Resources Corp., each as amended to the date hereof, (iv) the Indenture, (v) originals, or copies certified or otherwise identified, of the partnership, limited liability company and corporate records of the Partnership, the General Partner and CERC, respectively, including minute books of the General Partner and CERC as furnished to us by the General Partner and CERC, (vi) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Partnership, the General Partner and CERC, statutes and other instruments and documents, and (vii) the Registration Statement as a basis for the opinions hereinafter expressed.

In giving this opinion, we have relied, to the extent we deemed appropriate, on certificates of officers of the General Partner and CERC and of public officials with respect to the accuracy of the material factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies of original documents conform to the original documents and all these original documents are authentic, and all information submitted to us was accurate and complete.

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (ii) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Private Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Exchange Notes, when issued, will constitute valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally, (b) general principles of equity and public policy (regardless of whether that enforceability is considered in a proceeding in equity or at law) or (c) any implied covenants of good faith and fair dealing.

Enable Midstream Partners, LP CenterPoint Energy Resources Corp.	June 30, 2015

2.	The Guarantees of CERC remain the valid and legally binding obligations of CERC, enforceable against CERC in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally, (b) general principles of equity and public policy (regardless of whether that enforceability is considered in a proceeding in equity or at law) or (c) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the General Corporation Law of the State of Delaware and applicable federal law of the United States of America, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.